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                                                                11/15/99 1:54 PM
[LOGO]                                         Vertex Communications Corporation
                                                         2600 N. Longview Street
                                                       Kilgore, Texas 75662-6842
                                                                    903/984-0555



                                  NEWS RELEASE

                        VERTEX COMMUNICATIONS CORPORATION
                      REPORTS 1999 FISCAL YEAR END RESULTS

November 16, 1999, Kilgore, Texas - Vertex Communications Corporation (NYSE - VTEX), a leader in the design and manufacture of satellite communications earth station products for commercial and governmental use, has reported results for the year ended September 30, 1999.

Revenues for the year were $116,936,000, a 10 percent decrease from the $130,017,000 reported for the prior year. Net loss reported for the year was $(6,721,000), compared to net income of $10,086,000 reported a year earlier. Fiscal 1999 basic and diluted loss per share were both $(1.32) as compared to last year's earnings per share of $1.98 for basic and $1.90 for diluted.

For the fourth quarter, revenues decreased 11 percent to $28,442,000, as compared to the $32,135,000 reported for the comparable quarter of 1998. Net loss was $(1,311,000), as compared to the $2,679,000 net income reported for the 1998 fourth quarter. The fiscal 1999 fourth quarter's basic and diluted loss per share were $(.26), compared to $.53 basic and $.51 diluted earnings per share recorded in the comparable quarter of fiscal 1998.

New orders for fiscal 1999 were $132,556,000--basically flat when compared to the $132,338,000 booked in fiscal 1998. The backlog of unfilled orders was $89,589,000 on September 30, 1999, a 21 percent increase, compared to $73,971,000 one year earlier.

Rex Vardeman, Chairman and Chief Executive Officer, said, "Market conditions have continued to force our profit margins down as we strive to maintain our market position. We are encouraged by the healthy increase in orders backlog and improving margins in that backlog. We continue with consistent levels of engineering development and believe that the new Ka- and Ku-band products will give added emphasis to a returning product market."

This release, other than historical information, includes forward-looking statements with respect to achieving corporate objectives, the effect of future trends in the earth station satellite communications equipment industry, and certain other matters. These statements are made under

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         the "safe harbor" provisions of the Private Securities Litigation
Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the following: the difficulties and uncertainties in successfully developing and introducing new products, rapid and unexpected technological changes, market demand and acceptance of products, the impact of changing global economic conditions, fluctuation in foreign currency exchange rates and capital expenditures of certain foreign countries in Southeast Asia, particularly Malaysia, Indonesia, and Thailand, and Eastern Europe, particularly Russia, business conditions in the satellite communications industry, manufacturing efficiencies, rising costs and availability of components and the impact of market peers and their products, as well as other risks identified in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Vertex investor relations.

Vertex Communications Corporation is a leader in the design and manufacture of satellite communications earth station products for worldwide commercial and government use, offering full service from engineering and design to standard products, turnkey installations and site service and maintenance around the world.




                                                      FOR MORE INFORMATION CALL:
                                           J. REX VARDEMAN, PRESIDENT AND CEO OR
                                        JAMES D. CARTER, CHIEF FINANCIAL OFFICER
                                                                 AT 903/984-0555




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